Exhibit 99.1

O S H K O S H C O R P O R A T I O N

For more information, contact:

Financial:	Patrick Davidson
Senior Vice President, Investor Relations
920.502.3266

Media:	Bryan Brandt
Senior Vice President, Chief Marketing Officer
920.502.3670

Oshkosh Corporation Reports 2024 Fourth Quarter and Full Year Results

Reports Fourth Quarter Sales of $2.62 billion, up 6 Percent

Reports Fourth Quarter Earnings per Share of $2.33 and Adjusted1 Earnings per Share of $2.58

Reports 2024 Earnings per Share of $10.35 and Adjusted1 Earnings per Share of $11.74

Announces 11 Percent Increase in Quarterly Cash Dividend to $0.51 Per Share

Initiates 2025 Earnings per Share Guidance of approximately $10.30 and
Adjusted1 Earnings per Share Guidance of approximately $11.00

OSHKOSH, Wis. (January 30, 2025) – Oshkosh Corporation (NYSE: OSK), a leading innovator of purpose-built vehicles and equipment, today reported 2024 fourth quarter net income of $153.1 million, or $2.33 per diluted share, compared to net income of $150.8 million, or $2.28 per diluted share, for the fourth quarter of 2023. Adjusted1 net income was $169.3 million, or $2.58 per diluted share, for the fourth quarter of 2024 compared to $169.4 million, or $2.56 per diluted share, for the fourth quarter of 2023. Comparisons in this news release are to the fourth quarter of 2023, unless otherwise noted.

Consolidated sales in the fourth quarter of 2024 increased $156.6 million, or 6.3 percent, to $2.62 billion primarily due to higher volumes as well as improved pricing in the Vocational segment.

Consolidated operating income in the fourth quarter of 2024 increased 3.9 percent to $223.9 million, or 8.5 percent of sales, compared to $215.4 million, or 8.7 percent of sales, in the fourth quarter of 2023. The increase in operating income was primarily due to higher sales volume and favorable price/cost dynamics, offset partially by the impact of changes in cumulative catch-up adjustments on contracts in the Defense segment. Adjusted1 operating income in the fourth quarter of 2024 increased 2.3 percent to $245.4 million, or 9.4 percent of sales, compared to $239.9 million, or 9.7 percent of sales, in the fourth quarter of 2023.

“We delivered another strong quarter as our team grew fourth quarter adjusted earnings per share to $2.58, leading to full year 2024 adjusted earnings per share of $11.74, an increase of 17.6 percent over the prior year,” said John Pfeifer, president and chief executive officer of Oshkosh Corporation. “Our impressive fourth quarter performance was driven in particular by revenue growth of nearly 20 percent in our Vocational segment. For the full year, we grew

Oshkosh Corporation Reports Results for 2024 Fourth Quarter

January 30, 2025

revenue in all three of our segments and delivered solid double-digit operating income and adjusted operating income margins in our Access and Vocational segments.

“In 2024, we began producing and delivering our revolutionary purpose-built Next Generation Delivery Vehicle (NGDV) for the US Postal Service (USPS). We are pleased with early feedback we have received from the nation’s postal carriers as they use NGDVs for daily deliveries. We look forward to ramping up this important program to full rate production this year. Our NGDV program as well as excellent visibility with strong backlogs in our Vocational segment give us confidence that Oshkosh can continue to deliver strong results.

“Our Access team delivered solid results in the fourth quarter despite moderating demand. We are confident that long-term drivers, including infrastructure buildout, mega projects and data center construction, remain strong for our Access business. We expect short-term market softness in the first half of 2025 followed by improved demand in the second half of the year, which we have factored into our expectations for the Access segment in 2025.

“We expect growth for our Vocational and Defense segments in 2025 and we are confident in our team’s ability to navigate through softer market conditions in our Access segment to position Oshkosh Corporation to continue delivering strong results. We are initiating our adjusted earnings per share expectations for 2025 of approximately $11.00. We are also announcing a quarterly cash dividend of $0.51 per share, representing a 10.9 percent increase. This marks the 11th consecutive year in which we have increased our dividend by a double digit percentage,” said Pfeifer.

Factors affecting fourth quarter results for the Company’s business segments included:

Access - Access segment sales for the fourth quarter of 2024 of $1.16 billion were relatively flat with the fourth quarter of 2023 as sales related to the acquisition of AUSA of $32.5 million were offset by lower international sales volume.

Access segment operating income in the fourth quarter of 2024 decreased 11.9 percent to $142.9 million, or 12.4 percent of sales, compared to $162.2 million, or 14.1 percent of sales, in the fourth quarter of 2023. The decrease was primarily due to unfavorable price/cost dynamics offset in part by favorable product mix.

Adjusted1 operating income in the fourth quarter of 2024 was $151.6 million, or 13.1 percent of sales, compared to $165.6 million, or 14.4 percent of sales, in the fourth quarter of 2023.

Vocational - Vocational segment sales for the fourth quarter of 2024 increased $145.3 million, or 19.8 percent, to $880.6 million due to improved sales volume and improved pricing.

Vocational segment operating income in the fourth quarter of 2024 increased 149.8 percent to $110.9 million, or 12.6 percent of sales, compared to $44.4 million, or 6.0 percent of sales, in the fourth quarter of 2023. The increase was primarily due to improved price/cost dynamics and higher sales volume.

Adjusted1 operating income in the fourth quarter of 2024 was $122.9 million, or 14.0 percent of sales, compared to $64.2 million, or 8.7 percent of sales, in the fourth quarter of 2023.

Defense - Defense segment sales for the fourth quarter of 2024 of $559.1 million were relatively flat with the fourth quarter of 2023 as NGDV production for the USPS was offset by the impact of changes in cumulative catch-up adjustments on contracts. Defense experienced unfavorable cumulative catch-up adjustments in the fourth quarter of 2024 primarily reflecting higher costs to complete units prior to delivery, whereas it experienced favorable cumulative catch-up adjustments on contract awards in the fourth quarter of 2023.

Defense segment operating income and adjusted1 operating income in the fourth quarter of 2024 decreased 75.8 percent to $15.0 million, or 2.7 percent of sales, compared to $62.1 million, or 11.1 percent of sales, in the fourth quarter of 2023. The decrease was primarily the result of the impact of changes in cumulative catch-up adjustments and unfavorable product mix, offset partially by higher sales volume.

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Oshkosh Corporation Reports Results for 2024 Fourth Quarter

January 30, 2025

Corporate and other - Net operating costs for corporate and other in the fourth quarter of 2024 decreased $8.4 million to $44.9 million primarily due to lower new product development spending as well as improved Pratt Miller results.

Interest Expense Net of Interest Income - Interest expense net of interest income in the fourth quarter of 2024 increased $8.3 million to $29.1 million due to higher borrowings on the Company's revolving credit facility.

Provision for Income Taxes - The Company recorded income tax expense in the fourth quarter of 2024 of $45.2 million, or 22.7 percent of pre-tax income, compared to $44.2 million, or 22.6 percent of pre-tax income, in the fourth quarter of 2023.

Repurchases of common stock - The Company repurchased 494,069 shares of common stock in the fourth quarter of 2024 for $50.4 million.

Full-Year Results

The Company reported net sales for 2024 of $10.76 billion and net income of $681.4 million, or $10.35 per diluted share. This compares with net sales of $9.66 billion and net income of $598.0 million, or $9.08 per diluted share, in the prior year. The increase in net income for 2024 was primarily due to improved price/cost dynamics, higher organic sales volume and favorable mix, offset partially by higher net interest expense, intangible asset impairments, the impact of changes in cumulative catch-up adjustments on contracts in the Defense segment, higher engineering costs and higher production costs.

Adjusted1 net income for 2024 was $772.7 million, or $11.74 per diluted share, compared to $657.2 million, or $9.98 per diluted share, in 2023.

2025 Expectations

The Company announced its 2025 diluted earnings per share estimate of approximately $10.30 and its adjusted1 earnings per share estimate of approximately $11.00 on projected net sales of approximately $10.6 billion.

Dividend Announcement

The Company’s Board of Directors today declared a quarterly cash dividend of $0.51 per share of Common Stock. The dividend represents an increase of 11 percent from the previous dividend and will be payable on March 3, 2025 to shareholders of record as of February 17, 2025.

Conference Call

The Company will host a conference call at 9:30 a.m. EST this morning to discuss its fourth quarter and full year 2024 results and its 2025 outlook. Slides for the call will be available on the Company’s website beginning at 7:00 a.m. EST this morning. The call will be simultaneously webcast. To access the webcast, go to oshkoshcorp.com at least 15 minutes prior to the event and follow instructions for listening to the webcast. An audio replay of the call and related question and answer session will be available for 12 months at this website.

Forward-Looking Statements

This news release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. When used in this news release, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project,” “confident” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks,

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Oshkosh Corporation Reports Results for 2024 Fourth Quarter

January 30, 2025

uncertainties, assumptions and other factors, some of which are beyond the Company’s control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the cyclical nature of the Company’s access equipment, fire apparatus, refuse and recycling collection and air transportation equipment markets, which are particularly impacted by the strength of U.S. and European economies and construction seasons; the Company’s estimates of access equipment demand which, among other factors, is influenced by historical customer buying patterns and rental company fleet replacement strategies; the impact of orders and costs on the U.S. Postal Service contract; risks that a trade war and related tariffs could reduce the competitiveness of the Company’s products; the Company’s ability to increase prices to raise margins or to offset higher input costs; the Company's ability to accurately predict future input costs associated with Defense contracts; the Company’s ability to attract and retain production labor in a timely manner; the Company's ability to realize the anticipated benefits associated with the AeroTech acquisition; the strength of the U.S. dollar and its impact on Company exports, translation of foreign sales and the cost of purchased materials; the impact of severe weather, war, natural disasters or pandemics that may affect the Company, its suppliers or its customers; the Company’s ability to predict the level and timing of orders for indefinite delivery/indefinite quantity contracts with the U.S. federal government; budget uncertainty for the U.S. federal government, including risks of future budget cuts, the impact of continuing resolution funding mechanisms and the potential for shutdowns; the impact of any U.S. Department of Defense solicitation for competition for future contracts to produce military vehicles; risks related to the collectability of receivables, particularly for those businesses with exposure to construction markets; the cost of any warranty campaigns related to the Company’s products; risks associated with international operations and sales, including compliance with the Foreign Corrupt Practices Act; the Company’s ability to comply with complex laws and regulations applicable to U.S. government contractors; cybersecurity risks and costs of defending against, mitigating and responding to data security threats and breaches impacting the Company; the Company’s ability to successfully identify, complete and integrate other acquisitions and to realize the anticipated benefits associated with the same; and risks related to the Company’s ability to successfully execute on its strategic road map and meet its long-term financial goals. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Form 8-K filed today. All forward-looking statements speak only as of the date of this news release. The Company assumes no obligation, and disclaims any obligation, to update information contained in this news release. Investors should be aware that the Company may not update such information until the Company’s next quarterly earnings conference call, if at all.

About Oshkosh Corporation

At Oshkosh (NYSE: OSK), we make innovative, mission-critical equipment to help everyday heroes advance communities around the world. Headquartered in Wisconsin, Oshkosh Corporation employs over 18,000 team members worldwide, all united behind a common purpose: to make a difference in people’s lives. Oshkosh products can be found in more than 150 countries under the brands of JLG®, Pierce®, MAXIMETAL, Oshkosh® S-Series™, McNeilus®, IMT®, Jerr-Dan®, Frontline™ Communications, Oshkosh® Airport Products, Oshkosh AeroTech™, Oshkosh® Defense and Pratt Miller. For more information, visit oshkoshcorp.com.
________

®, ™ All brand names referred to in this news release are trademarks of Oshkosh Corporation or its subsidiary companies.

1 This news release refers to GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. Oshkosh Corporation believes that the non-GAAP measures provide investors a useful comparison of the Company’s performance to prior period results. These non-GAAP measures may not be comparable to similarly-titled measures disclosed by other companies. A reconciliation of the Company’s presented non-GAAP measures to the most directly comparable GAAP measures can be found under the caption “Non-GAAP Financial Measures” in this news release.

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Oshkosh Corporation Reports Results for 2024 Fourth Quarter

January 30, 2025

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In millions, except share and per share amounts; unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Net sales	$2,623.4	$2,466.8	$10,755.5	$9,657.9
Cost of sales	2,176.1	2,012.4	8,786.1	7,977.1
Gross income	447.3	454.4	1,969.4	1,680.8

Operating expenses:
Selling, general and administrative	209.2	224.3	852.4	810.4
Amortization of purchased intangibles	14.2	14.7	54.7	32.8
Intangible asset impairments	—	—	51.6	—
Total operating expenses	223.4	239.0	958.7	843.2
Operating income	223.9	215.4	1,010.7	837.6

Other income (expense):
Interest expense	(31.5)	(22.3)	(119.5)	(68.6)
Interest income	2.4	1.5	7.6	14.8
Miscellaneous, net	4.1	0.6	4.2	13.8
Income before income taxes and losses of unconsolidated affiliates	198.9	195.2	903.0	797.6
Provision for income taxes	45.2	44.2	210.0	190.0
Income before losses of unconsolidated affiliates	153.7	151.0	693.0	607.6
Losses of unconsolidated affiliates	(0.6)	(0.2)	(11.6)	(9.6)
Net income	$153.1	$150.8	$681.4	$598.0

Earnings per share:
Basic	$2.35	$2.30	$10.41	$9.15
Diluted	2.33	2.28	10.35	9.08

Basic weighted-average shares outstanding	65,248,981	65,439,100	65,458,797	65,382,275
Dilutive equity-based compensation awards	392,305	578,376	370,667	481,688
Diluted weighted-average shares outstanding	65,641,286	66,017,476	65,829,464	65,863,963

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Oshkosh Corporation Reports Results for 2024 Fourth Quarter

January 30, 2025

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions; unaudited)

	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$204.9	$125.4
Receivables, net	1,254.7	1,316.4
Unbilled receivables, net	697.3	771.6
Inventories	2,265.7	2,131.6
Income taxes receivable	51.2	42.2
Other current assets	114.5	93.6
Total current assets	4,588.3	4,480.8
Property, plant and equipment:
Property, plant and equipment	2,394.6	2,162.6
Accumulated depreciation	(1,178.1)	(1,093.1)
Property, plant and equipment, net	1,216.5	1,069.5
Goodwill	1,410.1	1,416.4
Purchased intangible assets, net	777.6	830.2
Deferred income taxes	259.0	262.0
Deferred contract costs	842.6	710.7
Other non-current assets	389.8	359.6
Total assets	$9,483.9	$9,129.2

Liabilities and Shareholders’ Equity
Current liabilities:
Revolving credit facilities and current maturities of long-term debt	$362.3	$175.0
Accounts payable	1,143.4	1,214.5
Customer advances	648.8	706.9
Payroll-related obligations	246.2	242.5
Income taxes payable	140.1	308.0
Other current liabilities	507.3	442.7
Total current liabilities	3,048.1	3,089.6
Long-term debt, less current maturities	599.5	597.5
Non-current customer advances	1,154.4	1,190.7
Deferred income taxes	26.9	26.8
Other non-current liabilities	502.9	519.3
Commitments and contingencies
Shareholders’ equity	4,152.1	3,705.3
Total liabilities and shareholders’ equity	$9,483.9	$9,129.2

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Oshkosh Corporation Reports Results for 2024 Fourth Quarter

January 30, 2025

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions; unaudited)

	Year Ended December 31,
	2024	2023
Operating activities:
Net income	$681.4	$598.0
Depreciation and amortization	200.1	159.9
Intangible asset impairments	51.6	—
Stock-based incentive compensation	38.1	31.9
Deferred income taxes	(17.9)	(160.4)
Other non-cash adjustments	3.2	9.5
Changes in operating assets and liabilities	(406.4)	(39.3)
Net cash provided by operating activities	550.1	599.6

Investing activities:
Additions to property, plant and equipment	(281.0)	(325.3)
Acquisition of businesses, net of cash acquired	(121.3)	(995.8)
Proceeds from sale of businesses, net of cash sold	7.0	32.6
Other investing activities	6.5	2.9
Net cash used in investing activities	(388.8)	(1,285.6)

Financing activities:
Proceeds from issuance of debt	4,327.4	1,616.5
Repayments of debt	(4,141.7)	(1,467.0)
Dividends paid	(120.0)	(107.2)
Repurchases of Common Stock	(116.0)	(22.5)
Other financing activities	(24.8)	(16.4)
Net cash provided by (used in) financing activities	(75.1)	3.4

Effect of exchange rate changes on cash and cash equivalents	(6.7)	2.1
Increase (decrease) in cash and cash equivalents	79.5	(680.5)
Cash and cash equivalents at beginning of period	125.4	805.9
Cash and cash equivalents at end of period	$204.9	$125.4

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Oshkosh Corporation Reports Results for 2024 Fourth Quarter

January 30, 2025

OSHKOSH CORPORATION

SEGMENT INFORMATION

(In millions; unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Net Sales
Access
Aerial work platforms	$545.6	$540.4	$2,443.9	$2,461.6
Telehandlers	322.0	354.2	1,569.0	1,480.2
Other	289.4	255.7	1,151.8	1,048.2
Total Access	1,157.0	1,150.3	5,164.7	4,990.0
Vocational
Municipal fire apparatus	334.2	277.6	1,290.4	1,102.1
Airport products	234.4	201.1	862.6	376.7
Refuse and recycling vehicles	193.9	141.7	686.2	590.7
Other	118.1	114.9	471.1	508.6
Total Vocational	880.6	735.3	3,310.3	2,578.1
Defense
Defense(a)	524.1	560.5	2,076.8	2,001.4
Delivery vehicles	35.0	—	103.7	—
Total Defense	559.1	560.5	2,180.5	2,001.4
Corporate and other(a)	26.7	20.7	100.0	88.4
Consolidated	$2,623.4	$2,466.8	$10,755.5	$9,657.9

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Operating Income (Loss)
Access	$142.9	$162.2	$805.4	$738.8
Vocational	110.9	44.4	397.1	185.5
Defense(a)	15.0	62.1	51.4	87.7
Corporate and other(a)	(44.9)	(53.3)	(243.2)	(174.4)
Consolidated	$223.9	$215.4	$1,010.7	$837.6

	December 31,
	2024	2023
Period-end backlog:
Access	$1,832.2	$4,527.7
Vocational	6,318.1	5,464.2
Defense(a)	6,040.7	6,710.7
Corporate and other(a)	62.0	51.8
Consolidated	$14,253.0	$16,754.4

(a) In July 2024, the Company moved the reporting responsibility for Pratt Miller from its Defense segment to the Chief Technology and Strategic Sourcing Officer to better utilize Pratt Miller’s expertise across the entire Oshkosh Corporation enterprise. Pratt Miller results are now reported within "Corporate and other" and historical information has been recast to reflect the change.

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Oshkosh Corporation Reports Results for 2024 Fourth Quarter

January 30, 2025

Non-GAAP Financial Measures

The Company reports its financial results in accordance with generally accepted accounting principles in the United States of America (GAAP). The Company is presenting various operating results both on a GAAP basis and on a basis excluding items that affect comparability of results. When the Company excludes certain items as described below, they are considered non-GAAP financial measures. The Company believes excluding the impact of these items is useful to investors in comparing the Company’s performance to prior period results. However, while adjusted operating income, adjusted net income and adjusted earnings per share exclude amortization of purchased intangibles, intangible asset impairments and amortization of inventory step-up, revenue and earnings of acquired companies are reflected in adjusted operating income, adjusted net income and adjusted earnings per share and intangible assets contribute to the generation of revenue and earnings. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s results prepared in accordance with GAAP. The table below presents a reconciliation of the Company’s presented non-GAAP measures to the most directly comparable GAAP measures (in millions, except per share amounts):

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Access segment operating income (GAAP)	$142.9	$162.2	$805.4	$738.8
Amortization of purchased intangibles	5.4	3.4	12.6	8.6
Amortization of inventory step-up	3.3	—	4.2	—
Adjusted Access segment operating income (non-GAAP)	$151.6	$165.6	$822.2	$747.4

Vocational segment operating income (GAAP)	$110.9	$44.4	$397.1	$185.5
Amortization of purchased intangibles	12.0	18.9	48.0	27.7
Acquisition costs	—	—	—	12.9
Loss on sale of a business	—	—	—	13.3
Amortization of inventory step-up	—	0.9	—	7.1
Restructuring costs	—	—	—	3.0
Adjusted Vocational segment operating income (non-GAAP)	$122.9	$64.2	$445.1	$249.5

Defense segment operating income (GAAP)	$15.0	$62.1	$51.4	$87.7
Gain on sale of a business	—	—	—	(8.0)
Restructuring costs	—	—	—	0.8
Adjusted Defense segment operating income (non-GAAP)	$15.0	$62.1	$51.4	$80.5

Corporate and other operating loss (GAAP)	$(44.9)	$(53.3)	$(243.2)	$(174.4)
Amortization of purchased intangibles	0.8	1.3	4.3	5.4
Intangible asset impairments	—	—	51.6	—
Restructuring costs	—	—	—	0.6
Adjusted corporate and other operating loss (non-GAAP)	$(44.1)	$(52.0)	$(187.3)	$(168.4)

Consolidated operating income (GAAP)	$223.9	$215.4	$1,010.7	$837.6
Amortization of purchased intangibles	18.2	23.6	64.9	41.7
Amortization of inventory step-up	3.3	0.9	4.2	7.1
Intangible asset impairments	—	—	51.6	—
Acquisition costs	—	—	—	12.9
(Gain)/loss on sale of businesses, net	—	—	—	5.3
Restructuring costs	—	—	—	4.4
Adjusted consolidated operating income (non-GAAP)	$245.4	$239.9	$1,131.4	$909.0

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Oshkosh Corporation Reports Results for 2024 Fourth Quarter

January 30, 2025

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Miscellaneous, net (GAAP)	$4.1	$0.6	$4.2	$13.8
Pension advisor settlement	—	—	—	(4.7)
Adjusted miscellaneous, net (non-GAAP)	$4.1	$0.6	$4.2	$9.1

Provision for income taxes (GAAP)	$45.2	$44.2	$210.0	$190.0
Income tax effects of adjustments	5.3	5.9	29.4	15.3
Adjusted provision for income taxes (non-GAAP)	$50.5	$50.1	$239.4	$205.3

Net income (GAAP)	$153.1	$150.8	$681.4	$598.0
Amortization of purchased intangibles	18.2	23.6	64.9	41.7
Intangible asset impairments	—	—	51.6	—
Amortization of inventory step-up	3.3	0.9	4.2	7.1
Acquisition costs	—	—	—	12.9
(Gain)/loss on sale of businesses, net	—	—	—	5.3
Restructuring costs	—	—	—	4.4
Pension advisor settlement	—	—	—	(4.7)
Income tax effects of adjustments	(5.3)	(5.9)	(29.4)	(15.3)
Loss on sale of equity method investment	—	—	—	7.8
Adjusted net income (non-GAAP)	$169.3	$169.4	$772.7	$657.2

Earnings per share-diluted (GAAP)	$2.33	$2.28	$10.35	$9.08
Amortization of purchased intangibles	0.28	0.36	0.99	0.63
Intangible asset impairments	—	—	0.78	—
Amortization of inventory step-up	0.05	0.01	0.06	0.11
Acquisition costs	—	—	—	0.19
(Gain)/loss on sale of businesses, net	—	—	—	0.08
Restructuring costs	—	—	—	0.07
Pension advisor settlement	—	—	—	(0.07)
Income tax effects of adjustments	(0.08)	(0.09)	(0.44)	(0.23)
Loss on sale of equity method investment	—	—	—	0.12
Adjusted earnings per share-diluted (non-GAAP)	$2.58	$2.56	$11.74	$9.98

2025 Expectations
Earnings per share-diluted (GAAP)	$10.30
Amortization of purchased intangibles, net of tax	0.70
Adjusted earnings per share-diluted (non-GAAP)	$11.00

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